Exhibit 3.38

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HUNTSMAN PIGMENTS AMERICAS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of October 24, 2014 (this “Amended and Restated Agreement”), of Huntsman Pigments Americas LLC, a Delaware limited liability company (the “Company”), is made and entered into by Huntsman International LLC, a Delaware limited liability company and the Company’s initial and sole member (the “Member”).

RECITALS

WHEREAS, on October 2, 2014, the Company adopted a Limited Liability Company Agreement (the “Agreement”) to define its rights and obligations with respect to the Company’s governance and financial and other affairs and to provide regulations and procedures for the conduct of the Company’s activities

WHEREAS, on October 13, 2014, the Company filed a Certificate of Amendment to Certificate of Formation to change its name from Rockwood Pigments NA, LLC to Huntsman Pigments Americas LLC (the “Name Change”).

WHEREAS, the Member desires to amend and restate the Agreement to set forth the Name Change.

NOW, THEREFORE, for the purposes set forth above and intending to be legally bound, the Member does hereby approve, consent to, and adopt this Amended and Restated Agreement in accordance with the provisions of the Delaware Limited Liability Company Act (the “Act”) and does otherwise hereby agree in respect of the Company and its interests herein as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Scope.  For purposes of this Amended and Restated Agreement, unless otherwise defined, capitalized terms have the meanings specified in this Article.

Section 1.2 Defined Terms.

(a)                                 “Common Units” means the single class of interests in the Company as provided in Section 4.3 hereof.

(b)                                 “Effective Date” with respect to this Amended and Restated Agreement means October 2, 2014, which is the date on which the Certificate of Formation was filed with the Secretary of State.

(c)                                  “Manager” means a Person, whether or not a Member, who is appointed to the Board of the Company pursuant to the provisions of Article 5 hereof.

(d)                                 “Member” means the Member and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date pursuant to the Act and this Amended and Restated Agreement.

(d)                                 “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, nominee, or any other individual or entity in its own or any representative capacity.

ARTICLE II

FORMATION AND NAME

Section 2.1 Conversion.  On October 2, 2014, the Company was converted to a limited liability company pursuant to the Act with the name Rockwood Pigments NA, LLC. A Certificate of Formation described in Section 18-201 of the Act (the “Certificate of Formation”) was filed by a Person authorized to sign and file the Certificate of Formation with the Secretary of State in conformity with the Act.

Section 2.2 Name Change. On October 13, 2014, the Company changed its name. A Certificate of Amendment to Certificate of Formation described in Section 18-201 of the Act (the “Certificate of Amendment”) was filed by a Person authorized to sign and file the Certificate of Amendment with the Secretary of State in conformity with the Act. The name of the Company is “HUNTSMAN PIGMENTS AMERICAS LLC” or such other name or names as may be selected by the Members from time to time.

ARTICLE III

TERM

The existence of the Company shall commence on the date of the filing of the Certificate of Formation with the Secretary of State in accordance with the Act, and the Company shall have perpetual life.

ARTICLE IV

MEMBERS

Section 4.1 Members.  The Member holds 100% of the outstanding membership interests of the Company. The Member’s principal address is 500 Huntsman Way, Salt Lake City, Utah 84108.

Section 4.2 Admission of New Members.  No Person shall be admitted as a Member of the Company without the approval of each of the existing Members.

Section 4.3 Common Units.  The capital structure of the Company shall consist of one class of common interests (the “Common Units”). The Company shall have authority to issue one thousand (1,000) Common Units. Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect. The Member’s 100% ownership interest on the date hereof shall be represented by One Hundred (100) Common Units, leaving Nine Hundred (900) Common Units for issuance at a later date.

Section 4.4 Actions by Members.  The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members (or such higher threshold as may be required by this Amended and Restated Agreement, the Certificate of Formation or the Act).

Section 4.6 Interest as a Security.  A Common Unit shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Delaware or any other applicable jurisdiction. Delaware law shall constitute the local law of the Company’s jurisdiction in its capacity as the issuer of Common Units.

ARTICLE V

MANAGEMENT

Section 5.1 Board of Managers. The business and affairs of the Company shall be managed by a Board of Managers (the “Board”), which shall be responsible for policy setting and approval of the overall direction of the Company. The Board shall consist of two individuals (the “Managers”). The names of the Managers are J. Kimo Esplin and David M. Stryker. A Manager may be removed at any time from such position by the Members. Upon such removal or resignation of a Manager, a new Manager may be designated and appointed by the Members.

All decisions affecting or to be made by, and all actions to be taken and obligations to be incurred on behalf of, the Company shall be made, taken or incurred by the Board or any other Person designated by the Board. Any decision or act of the Board within the scope of its power and authority granted hereunder shall control and shall bind the Company.

Section 5.2 Quorum.  At all meetings of the Board (in person or via a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other), a majority of the entire Board shall constitute a quorum for the transaction of business, and the act of a majority of the Managers present at any meeting at which there is a quorum shall be an act of the Board.

Section 5.3 Actions by Written Consent.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a majority of the Managers consents thereto in writing, and the writings are filed with the records of the Company.

Section 5.4 Reliance by Third Parties.  Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

Section 5.5 Limitation on Duties and Liabilities.  To the fullest extent permitted under Section 18-1101 of the Act, (a) no duty (including fiduciary duty), whether at law or in equity, that any Manager or Member has to the Company or any other Manager or Member shall require such Manager or Member to take any action that is not authorized as contemplated by this Amended and Restated Agreement, and (b) no Manager or Member shall (i) be deemed to breach any duty (including any fiduciary duty), whether at law or in equity, that it has to the Company or any other Manager or Member or (ii) have any liability to the Company or any other Manager or Member with respect to any act or omission, in each case, if and to the extent that such Manager or Member acts in accordance with any instruction or direction of the Board of Managers of the Company or this Amended and Restated Agreement. The foregoing is not intended to expand in any manner the duties (including any fiduciary duties), whether at law or in equity, of any Manager or Member.

ARTICLE VI

OFFICERS

The Managers may designate one or more persons to be officers of the Company. The officers of the Company are the same as those officers of the Company prior to the Name Change. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Managers may delegate to them. Any officer may be removed as such, either with or without cause, by the Managers. Designation of an officer shall not of itself create contract rights.

ARTICLE VII

DISTRIBUTIONS AND CAPITAL CONTRIBUTIONS

Section 7.1 The Company may, from time to time, make distributions to one or more of the Members of the Company and without obligation to make a similar distribution to all other Members, provided that such a distribution is permitted by all lending agreements to which the Company is then a party. In the event that a distribution is made to one or more but less than all of the Members of the Company, the capital accounts of such Member or Members receiving such a distribution shall be reduced by an amount equal to the distribution.

Section 7.2 Any Member of the Company may, subject to the approval of the Company, make a capital contribution to the Company. The making of such a capital contribution shall not obligate any other Member of the Company to make an equal or ratable capital contribution. In the event that a Member makes a capital contribution to the Company, such Member’s capital account shall be increased by the amount of such capital contribution.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Certain Terms.  For purposes of this Article VIII, “Parent Company” shall mean and refer to the Company’s ultimate parent company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market. For purposes of this Article VIII, Managers shall, for all purposes, be treated in the same manner as Directors of the Parent Company in the event that the Parent Company is a corporation.

Section 8.2 Indemnification.  Subject in all respects to any requirements or limitations contained in the Act, the Company shall indemnify and hold harmless its Managers, officers and, if applicable, employees and other agents to the same extent, in the same manner and subject to the same rights, terms, conditions and procedures (including, without limitation, with respect to the advancement of expenses) as such categories of persons would be indemnified and held harmless by the Parent Company pursuant to the Bylaws, Certificate of Incorporation or other relevant charter documents of the Parent Company (the “Parent Company Charter Documents”); provided, that if at any time the Company does not have a Parent Company with common stock listed on the New York Stock Exchange or traded through The NASDAQ Stock Market, the Company shall during such time provide indemnification and advancement of expenses to its Managers, officers, employees and other agents to the maximum extent permitted by the Act.

Section 8.3 Severability.  If any provision or provisions of this Article VIII or any provision referenced from the Parent Company Charter Documents shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions (including, without limitation, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions (including, without limitation, each such portion of a paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments.  This Amended and Restated Agreement may be amended by, and only by, a written instrument executed by each of the Members.

Section 9.2 Governing Law and Severability.  This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. In particular, this Amended and Restated Agreement shall be construed to the maximum extent possible to comply with all terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any provisions or wording of this Amended and Restated Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Amended and Restated Agreement. In that case, this Amended and Restated Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Amended and Restated Agreement shall be construed to omit such invalid or unenforceable term or provision.

Section 9.3 Successors and Assigns. This Amended and Restated Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

HUNTSMAN INTERNATIONAL LLC,

By:
Name:	J. Kimo Esplin
Title:	Executive Vice President
and Chief Financial Officer